Exhibit 3.1
ARTICLES OF AMENDMENT
OF
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CHICO’S FAS, INC.
     Chico’s FAS, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Florida, in order to amend its Articles of Incorporation, in accordance with the requirements of Chapter 607, Florida Statutes, does hereby, by and through the undersigned, its President, submit these Articles of Amendment of Amended and Restated Articles of Incorporation and in connection therewith does hereby state as follows:
     1. The name of the Corporation is Chico’s FAS, Inc.
     2. The Amendment of the Corporation’s Amended and Restated Articles of Incorporation, as described herein (the “Amendment”), was adopted and approved by the Board of Directors of the Corporation at a duly held meeting on February 24, 2009, and was recommended to the shareholders for their approval.
     3. The Amendment was duly adopted and approved by a majority of the shareholders of the Corporation at a duly called annual meeting, held on June 25, 2009, and the votes cast for the Amendment were sufficient for approval.
     4. The Amendment, as effected hereby (the “Amendment”), deletes in its entirety Section 7 of Article VI of the Amended and Restated Articles of Incorporation, and in its place substitutes the following Sections 7 and 8 of Article VI of the Amended and Restated Articles of Incorporation:
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     7. Elections. When a quorum is present at any meeting for the election of directors, the vote required for election of a director by stockholders, other than in a contested election, shall be the affirmative vote of a majority of votes cast with respect to the director nominee. A majority of votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. In a contested election, the nominees receiving the greatest number of votes “for” their election, up to the number of directors to be elected, shall be elected. Abstentions and broker non-votes will not count as votes either “for” or “against” a nominee.

     The election is “contested” if (i) the Secretary of the Corporation has received a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Article VI, Section 8 hereof and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth business day preceding the date the Corporation first mails its notice of meeting to the stockholders.
     8. Nominations. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors at meetings of stockholders.
     Nominations of persons for election to the Board of Directors of this Corporation may be made at a meeting of stockholders by or at the direction of: (a) the Board of Directors; (b) by any nominating committee or person appointed by the Board; (c) or by any stockholder of this Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article VI, Section 8.
     Nominations by stockholders shall be made pursuant to timely notice in writing to the Secretary of this Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of this Corporation not less than 60 days prior to the date of the meeting at which the director(s) are to be elected, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which notice was given or such public disclosure was made.
     A stockholder’s notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of this Corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on this Corporation’s books, of the stockholder and (ii) the class and number of shares of this Corporation’s stock which are beneficially owned by the stockholder on the date of such stockholder notice. This Corporation may require any proposed nominee to furnish such other information as may reasonably be required by this Corporation to determine the eligibility of such proposed nominee to serve as a director of this Corporation.
     The presiding officer of the meeting shall determine and declare at the meeting whether the nomination was made in accordance with the terms of this Article VI, Section 8. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article VI, Section 8, he or she shall so declare at the meeting and any such defective nomination shall be disregarded.
     IN WITNESS WHEREOF, the foregoing instrument has been duly executed and delivered by the Corporation by its undersigned officer this 25th day of June, 2009.

CHICO’S FAS, INC.
By:	/s/ David F. Dyer
David F. Dyer, President